UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perko Worldwide Corp.
(Exact Name of registrant in its charter)

Delaware	3730	20-2894431
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2650 SW 18th Street, Fort Lauderdale, FL 33312 Tel: (954) 636-7555
(Address and telephone number of principal executive offices)

David E. Perko, CEO, 2650 SW 18th Street, Fort Lauderdale, FL 33312; Tel: (954) 636-7555
(Name, address and telephone number of agent for service)

With Copies to:

David E. Perko, CEO, 2650 SW 18th Street, Fort Lauderdale, FL 33312; Tel: (954) 636-7555

Keidi S. Carrington, Esq., Carrington Legal LLC, 867 Boylston Street, Boston, MA 02116; Tel: (617) 835-4977

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.

[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
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CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Share amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock	125,000,000	$3.00	$375,000,000.00	$16,043.64

(1)	This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

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PROSPECTUS

PERKO WORLDWIDE CORP.

125,000,000 Shares of Common Stock

$3.00 per share

Perko Worldwide Corp. (“Perko Worldwide Corp” or the “Company”) is offering, on a best-efforts basis up to 30,000,000 shares of its Common Stock, $1.00 par value, at a purchase price of $3.00 per share (“Shares”). This is the initial offering of our Common Stock and no public market currently exists for the securities being offered in this prospectus. We are currently in the development stage that was formed to develop and build a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel.

We are offering the Shares on self-underwritten, best-efforts basis directly through our directors. The Shares will be offered at a fixed price of $3.00 per share for a period not to exceed 180 days from the date of this prospectus. There is no minimum number of shares required to be purchased, and, therefore, the total proceeds received by us might not be enough to sustain operations. Further, a market for our Common Stock may never develop. The Shares will be sold on our behalf by David E. Perko, Jonathan S. Williams, Michelle A. Williams, and L. Paul Zankich our directors. Our directors will not receive any commissions or other compensation from the offering for selling the Shares on our behalf. The intended methods of communication include, without limitations, telephone and personal contact. For more information, see the prospectus sections titled “Plan of Distribution” and “Use of Proceeds”.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account. All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

The offering shall terminate on the earlier of (i) the date when the sale of all 30,000,000 shares is completed or (ii) 180 days from the date of this prospectus. We will not extend the offering period beyond 180 days from the date of this prospectus.

 We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

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THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE ELEVEN.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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PROSPECTUS SUMMARY	7
Overview of Our Business	7
The Offering	9
Selected Financial Information	10
Important Information – No Required Minimum Amount of Shares Must be Sold	10
Rule 419 – “Blank Check Company”	10
RISK FACTORS	11
Special Note Regarding Forward-Looking Statements	19
USE OF PROCEEDS	19
DILUTION	20
DETERMINATION OF OFFERING PRICE
PLAN OF DISTRIBUTION	21
Terms of the Offering	21
Section 15(g) of the Exchange Act	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	23
Results of Operations	24
DESCRIPTION OF OUR BUSINESS AND PROPERTIES	26
Overview of Our Business	26
Industry Background
Competition	28
Plan of Operations	29
Operations and Management	27
Proposed Milestones to Implement Business Operations	32
Financing	33
Intellectual Property	34
DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS	34
Officers	34
Board of Directors	35
EXECUTIVE COMPENSATION	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
DESCRIPTION OF SECURITIES	38
Common Stock	38
Dividend Policy	38
Share Purchase Warrants	38
Options	38
Shares Eligible for Future Sale	38
Transfer Agent	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE	39
LEGAL PROCEEDINGS	40
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INTERESTS OF NAMED EXPERTS AND COUNSEL	40
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	41

ADDITIONAL INFORMATION	41
REPORTS TO SECURITY HOLDERS	41
FINANCIAL STATEMENTS	42

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 11.  References to “we,” “us,” “our,” “Perko Worldwide” or the “Company” mean Perko Worldwide Corp.

Overview of Our Business

We were incorporated on June 3, 2003 in the State of Delaware.  We formed the Company to develop and build a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel having secondary and tertiary sources of income within each ship of parcels and passengers.

We are the sole licensee of a 9 year globally exclusive license for the development, utilization, and marketing of our founder’s, David Perko, patent (Patent number issued, #7013828, titled: Buoyant Tube Ship (the “Patent”). In addition the Patent Licensing Agreement gives us the right of first refusal for other patents pending technology owned by Mr. Perko.

As of March 1, 2015 we have not generated any revenue and have relied upon directors to provide resources which permitted seeking patents awarded in March 2006 for an entire high speed sea going vessel, professionally valued in April 2013 at $45.6 Million U.S. Dollars. We have lobbied the U.S. Congress, and otherwise been seeking prototype building capital. We are a development stage company and we do not expect to generate revenue which would be sufficient to sustain our operations for at least the next 12 months initial public offering, (IPO). The financial statements do not include any adjustments that might result from the outcome of (IPO).

This offering and any investment in our common stock involves a high degree of risk.  If we are unable to generate adequate revenue, we may be obliged to cease business operations due to a lack of operating capital.  We face a number of manageable challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 11 of this prospectus.

Our directors collectively own 68.9% of all the shares of our common stock (125,000,000) as of the date of this prospectus.  If we sell all of the shares being offered in this prospectus (30,000,000) our directors will still own 68.9% of common stock.  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The Founder’s fleet building goals, along with the interests of our directors all being large shareholders, are forced to see our stock climb in value and earn a significant dividend.

We are conducting this offering through this prospectus in an effort to raise enough capital to build our first vessel, a working prototype ship.  The capital we will raise from this offering may be inadequate to initiate operations, cover the costs of this offering, and, because we will become a reporting company as a result of this offering, meet future reporting requirements.  Please review the "Risk Factors" starting on page 11 of this prospectus and “Liquidity and Capital Resources” on page 24.

Our principal executive offices are located at 2650 SW 18th Street, Fort Lauderdale, FL 33312 and our telephone number at that address is (954) 646-7555.  This office space is being provided to us by our president and chief executive officer, David E. Perko, free of charge.

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Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;
•	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;
•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and
•	reduced disclosure about the emerging growth company's executive compensation arrangements.

An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, Perko Worldwide Corp. is exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

•	the first fiscal year following the fifth anniversary of this offering,
•	the first fiscal year after our annual gross revenues are $1 billion or more,
•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or
•	as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

The exemptions available to the Company as an Emerging Growth Company are also available to the Company as a Smaller Reporting Company.

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The Offering

Following is a brief summary of this offering:

Securities being offered by Perko Worldwide:	30,000,000 shares of common stock, $1.00 par value

Offering price:	$3.00 per share

Minimum number of shares to be sold in this offering:	None

Company capitalization:	Common Stock : 125,000,000 shares authorized; 86,147,700 shares issued and 38,852,300 outstanding as of the date of this prospectus.

Number of shares outstanding before the offering:	38,852,300

Number of shares outstanding after the offering, assuming all of the shares are sold:	8,852,300

Use of proceeds:	We intend to use the proceeds of this offering to: (i) build our first prototype ship of 300 feet or more and (ii) as general working capital to further develop and continue our business operations. See the “Use of Proceeds” section for more information on page 19.

Lack of escrow account:	There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account. All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

Risk factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock. Any investment in our business should be considered extremely risky and is suitable only for those who can afford to lose the entirety of their investment.

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Selected Financial Information

The tables below summarize the audited financial statements of Perko Worldwide Corp. for the nine-month ending periods September 30, 2014 and December 31, 2014:

Balance Sheet Summary :

	Nine-months ending September 30, 2014 (unauited)	As of December 31, 2013 (audited*)

Cash and cash equivalents	$10,806	$119
Total assets	$241,956	$246,344
Total liabilities	$17,027	$38,716
Total stockholders’ equity	$224,929	$207,628

Statement of Operations Summary :

	Nine-months ending September 30, 2014 (unaudited)		Nine-months ending September 30, 2013 (unaudited)

Revenue		$0		$0
Expenses		$70,499		$83,573
Net (loss)	($)	70,499	($)	85,573

Important Information – No Required Minimum Amount of Shares Must be Sold

There is no required minimum amount of Shares that must be sold in this offering.  As a result, potential investors will not know how many Shares will ultimately be sold and the amount of proceeds we will receive from this offering.  If we sell only a few Shares, potential investors may end up holding shares in a company that:

•	hasn’t received enough proceeds from the offering to build a prototype ship and/or sustain ongoing operations; and
•	has limited, volatile, and sporadic trading market for its common stock.

This should be considered a substantial risk of investment, taken together with the “Risk Factors” section presented in this prospectus starting on page 11.

Rule 419 – “Blank Check Company”

We are not a “blank check company” as defined by Rule 419 of the Securities Act of 1933, as amended, and therefore the registration statement need not comply with the requirements of Rule 419.  Rule 419 defines a “blank check company” as a company that:

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(1) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and

(2) is issuing "penny stock," as defined in Rule 3a51-1 under the Securities Exchange Act of 1934.

We have a very specific business purpose and a bona fide plan of operations.  Our business plan and purpose is to develop and build a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel having secondary and tertiary sources of income within each ship of parcels and passengers.

As of March 1, 2015, we have not generated any revenue nor do we anticipate generating any material revenue for at least twelve months from the date we close this offering, assuming we are able to place a sufficient amount of this offering.  Upon receipt of adequate funding from this offering we intend to (i) build prototypes and conduct sea trials (30,000,000), (ii) construct a fleet ($30,000,000) (iii) purchase major ship components (10,000,000), (iv) turbine deposit and payments (10,000,000), and (v) acquire ports’ contracts and building leases ($5,000,000).  Lastly, we do not have any plans or intentions to engage in a merger or acquisition with an unidentified company or companies or other entity or person.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose your entire investment.

Industry Risk Factors

If the shipping industry, which historically has been cyclical and volatile, does not continue to improve in the future, our business may not succeed.

In the late 1990s, shipping rates were growing at a rate roughly 2% annually. This increase in margins prompted new container shipbuilding and retrofitting of older vessels. Due to the lag time in bringing these new ships and retrofitted vessels online, many of them were not seaworthy and operational until 2000 to 2003.

The addition of new and retrofitted vessels caused a surplus of vessels in the shipping market which negatively impacted shipping rates. Along with the economic recession of 2008, shipping rates globally began to fall thirty percent (30%) from $2,727 per forty foot container in July 2008 to $1,882 per forty foot container in May 2013 and container traffic decreased.

However, there has been a turnaround in the last eighteen months in the shipping industry. The Port of New York and New Jersey reported handling 5.3 million loaded and unloaded 20-foot equivalent units (TEUs) which was 16% increase in total container traffic from 2009.

World trade is highest between Europe and North America, accounting for as much as 35 percent of all world trade. In December 2014, a 40 foot standard container at 25,000 pounds transported from Miami, Florida to London, United Kingdom costs $2,700 to $3,100. Industry shippers expect shipping rates to increase in 2015.

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A shortage of skilled labor together with rising labor costs in the shipping industry may further increase operating costs, which could adversely affect our results of operations.

Launching a state of the art transportation vessel using modern techniques and equipment requires skilled laborers, preferably with several years of experience and proficiency in construction. If there is a shortage of experienced labor or if we are unable to train the necessary number of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production.

As a result of current market conditions and the high demand for skilled labor in certain regions in which we will operate, the cost of labor may increase in the future. The continued increase in labor costs could adversely affect our profitability.

Our production process consumes large amounts of natural gas. An increase in the price or a significant interruption in the supply of these or any other significant raw material costs could have a material adverse effect on our business, financial condition or results of operations.

As previously stated, natural gas will be the fuel source used to operate our transportation vessel and, as such, our profitability is impacted by the price and availability of natural gas we purchase from third parties. The price and supply of natural gas are unpredictable and can fluctuate significantly based on international, political and economic circumstances, as well as other events outside our control, such as changes in supply and demand due to weather conditions, actions by OPEC and other oil and gas producers, regional production patterns and environmental concerns. Furthermore, utility companies could enforce natural gas curtailments which affect our operations. In addition, potential climate change regulations or carbon or emissions taxes could result in higher production costs for energy, which may be passed on to us in whole or in part. In the past, the price of natural gas has been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2013, the monthly closing price of natural gas on the New York Mercantile Exchange ranged from a high of $4.15 per million British Thermal Units (“BTUs”) to a low of $3.23 per million BTUs.

Our industry depends on freight forwarders.

The shipping industry depends on freight forwarders, such as, FedEx, UPS, DHL and the U.S. Post Office for business. The inability to acquire business from freight forwarders could prevent our business from reaching profitability, or if profitability is ever obtained, fail to maintain such profitability.

Company Risk Factors

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on June 3, 2003, and have generated only limited revenue from a handful of private stock investors. The Founder has spent personally and accumulated debts recently to make this offering combined both, now approaching $200,000 through December 31, 2013.  We have very little operating history upon which an evaluation of our future success or failure can be made. We have not achieved profitability as of March 1, 2015. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis without a successful IPO.

We are dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to begin generating sufficient levels of revenue which could cause our business to fail.

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We have had limited operations to date which have been funded exclusively by our directors and current stockholders.  We need the proceeds from this offering to (i) build prototypes and conduct sea trials ($20M), (ii) construct a fleet ($30M) (iii) purchase major ship components(10M), (iv) turbine deposit and payments(10M), and (v) acquire ports and buildings($5M).   We may need additional funds to complete further development of our business plan before we are able to achieve a sustainable level of revenue where ongoing operations can be funded out of revenues.  There is no assurance that any additional financing will be available, or if available, on terms that will be acceptable to us.  If we are not able to obtain additional financing, we may have to cease operations and investors will lose their entire investment.

Our model may not perform as expected.

A substantial portion of the Offering Proceeds will be used to construct a Model of the high speed roll on/roll off container cargo transportation vessel that will become the basis of our business. Although we have hired Paul Zankich of Columbia - Sentinel Engineers Inc. (who is currently a board member) to conduct a design feasibility study, there can be no assurances that the actual Model will perform as expected. In the event that the Model does not perform, we may incur substantial additional costs to revise the design of the Model.

Although we believe that we have a unique technology that will revolutionize the cargo/transportation shipping industry, as competition in the industry increases, it may become increasingly difficult for us to maintain a technological advantage and to leverage that advantage toward increased revenues and profits.

The markets we serve are highly competitive, and we may be unable to compete effectively.

We will compete with many established companies in the markets we serve and some of these companies (whether independently or by establishing alliances) may have substantially greater financial, marketing and technological resources, larger distribution capabilities, earlier access to customers and greater opportunity to address customers’ requirements than us. We will also compete with many smaller, less established companies who may be able to focus more effectively on specific product segments or markets.

Current ship owners which already transport and control one hundred percent (100%) of the container or world twenty-foot equivalent units (TEU) market will charge cheaper rates for slow freight. Potential customers might prefer to pay cheaper rates than those that Perko will charge for its high speed delivery.

Our business could be materially adversely affected as a result of war or acts of terrorism or piracy.

Terrorist acts, Piracy, or acts of war may cause damage or disruption to our ships, our shipping abilities, our employees, facilities, and customers, which could have a material adverse effect on our business, results of operations or financial condition. Such conflicts may also cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment.

 Our business may suffer if we are unable to retain or attract key personnel.

Our business depends to a significant extent on the continued service of senior management and other key employees, the development of additional management personnel and the hiring of new qualified employees. There can be no assurance that we will be successful in retaining existing personnel or recruiting new personnel. The loss of one or more key or other employees, our inability to attract additional qualified employees or the delay in hiring key personnel could have a material adverse effect on our business, results of operations or financial condition.

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Changes in foreign conditions could impair our international services.

A portion of our revenues may be derived from shipping contracts outside the United States. Accordingly, our future results could be materially adversely affected by a variety of factors, including changes in foreign currency exchange rates, changes in a specific country’s or region’s political or economic conditions, trade restrictions, import or export licensing requirements, the overlap of different tax structures or changes in international tax laws, changes in regulatory requirements, compliance with a variety of foreign laws and regulations and longer payment cycles in certain countries.

Our business may suffer if we cannot protect our intellectual property.

Pursuant to our Licensing Agreement it is our responsibility to bear the costs of protecting our proprietary rights and filing and maintaining any and all patents which incorporate the technology licensed pursuant to the Agreement, until such time as the Licensing Fee is paid in full. Thereafter, we will have to depend on David Perko, the Patent owner to protect our proprietary rights. There can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented or that Mr. Perko will be able to adequately protect them. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, there can be no assurance that we will be able to adequately protect our proprietary technology against unauthorized third-party copying or use, which could adversely affect our competitive position.

The protection of Company’s proprietary information is limited.

Although Company regards certain of its intellectual property as proprietary, there can be no guarantee that Company will be able to achieve exclusive use of such intellectual property. To establish, maintain and protect its proprietary rights, Company intends to file for such protection, if available, and intends to rely on a combination of patent, copyright, and trademark laws, confidentiality agreements, and contract provisions with third parties. Although Company has been entering into confidentiality, non-compete, or invention assignment agreements with its employees and limits access to, and distribution of, its proprietary technology and trade secrets, Company’s efforts to safeguard and maintain its proprietary rights may not be sufficient to deter misappropriation, imitation, copying or independent third-party development, exploitation and use of Company’s products, technology or other information PWWC regards as proprietary. If Company is unable to protect its intellectual property and proprietary rights, such inability could have a material adverse effect on Company’s business, financial condition, and results of operation. There also can be no assurance that Company’s competitors will not independently develop proprietary rights similar to Company’s. Litigation may be necessary in the future to protect Company’s trade secrets or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Company’s business, financial condition, and results of operations.

 Some of our competitors have greater financial resources than we do,

There is strong competition in the cargo/transportation shipping industry. We will compete with many companies, certain of which have substantially greater financial and technological resources, larger distribution capabilities, earlier access to customers. Our business may be adversely affected by price reductions of our competitors' product or services and the implementation of certain marketing strategies by its competitors. See “Competition.”

A significant portion of our future financial performance will depend on a successful marketing and sales campaign.

A significant portion of our future financial performance will depend on a successful marketing and sales campaign as well as client acceptance of our services. The market for our services could fail to grow as rapidly, or grow more slowly than anticipated, or become more competitive by much slower ship reducing their pricing to make their service more attractive, which could lead to a sharply decreased margin for Perko Worldwide Corp that may not be sustainable.

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The potential profitability of this business model is unproven. As a result, we cannot be certain that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. While we have based our cash flow and business model assumptions on rates we feel are reasonable, we cannot provide any assurance that we will achieve these average rates.

Our operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these regulations could harm our business.

Company plans to retain the services of a specialized regulatory attorney to ensure that the Company is compliant with all state and federal laws. We are also subject to numerous, and sometimes conflicting, legal rules on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, internal and disclosure control obligations, data privacy and labor relations. Violations of these regulations in the conduct of our business could result in fines, criminal sanctions against us or our officers, prohibitions on doing business and/or damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our clients also could result in liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we might operate, local laws might be insufficient to protect our rights. Our failure to comply with applicable regulatory requirements could have a material adverse effect on our business, results of operations and financial condition.

The Company's inability to prevent computer viruses or destruction of hardware through "acts of god" could limit or halt operations.

In the event Company’s technology, networks, and/or hardware become subject to computer viruses, including viruses targeting at Company, our business operations may suffer a material adverse effect and we may be forced to halt operations until our systems and hardware are restored. While management recognizes the importance of maintaining anti-virus protection to protect its technology, data, and hardware, there is no guarantee that anti-virus protection can prevent such attacks. In addition, Company may also be materially adversely affected in the event its computer hardware or technology is destroyed in the event of an act of God (i.e., a hurricane, flood, tornado, fire, earthquake etc.). In the event of an act of God, Company could be forced to halt operations for an extended period time which would have an adverse effect on the Company's operating revenue and investor returns.

Construction of a larger untried vessel may not be feasible. Since such a vessel has never been built, there are many factors that may prohibit its construction:

•	The U.S. Coast Guard and America Bureau of Shipping Passenger may not grant vessel permits which are needed to operate from U.S. ports. Perko’s prototype would sail at 300 mph which has not been done before. Therefore, the government agencies might be wary of providing a license to operate.
•	There is no existing lift joint for the Company’s patent pending folding ship wings.
•	There is no no existing propulsion system of the Company’s patent pending design.
•	Shipyard’s may not agree to install wings assembled offsite. The typical vessel that is built at a shipyard does not have wings
•	Shipyard’s agreement to provide a completion bond for our vessel may not accompany a performance bond due to its revolutionary speed.
•	Shipyard’s already committed to other companies for new ship build or rework projects could delay the start of Perko’s prototype construction.

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Risk Factors Relating to Our Common Stock and This Offering

There is no public (trading) market for our common stock and there is no assurance that our common stock will ever trade on a recognized exchange or dealers’ network.  Therefore, anyone investing in this offering may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock.  We have only taken initial steps in preparing our S1 filing to enable our common stock to be quoted on the OTC Bulletin Board or other similar venue, so we can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.  We have not engaged an underwriter for this offering.  Therefore, we cannot assure you that any brokerage firm will act as a market maker of our securities.  A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active  trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other  things,  the nature of our business and because we are a new public company with a limited operating history.  Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.  The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;
•	changes in general economic conditions, in particular the tourism industry within the Caribbean region;
•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, capital commitments;
•	loss of a significant advertiser, partner or joint venture participant; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares.  We intend to sell our shares through our directors who will receive no commissions or other forms of compensation for doing this for us.  Our directors will offer the shares to friends, family members, and other business associates.  However, there is no guarantee that they will be able to sell any of the shares.  Unless they are successful in selling the shares and we receive the proceeds from this offering, we may have to seek alternative financing before we are able to proceed with our business plan.

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If our common stock is accepted for quotation on the OTC Bulletin Board it will be subject to the "Penny Stock" rules of the SEC which may limit the trading market in our common stock and make transactions in our stock cumbersome, thereby possibly reducing the value of an investment in our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information, investment experience and investment objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to sell shares of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) provide certain disclosure regarding executive compensation required of larger public companies or (4) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by nonaffiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources which may materially affect our profitability and results of operations.

We expect the market for our common stock, if one ever develops, to be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.

In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

We will be required to make substantial capital expenditures to develop our Prototype and build a fleet. The inability to obtain needed capital or financing on satisfactory terms, or at all, could have a material adverse effect on our growth and profitability.

Even if we are able to obtain financing or access the capital markets, incurring additional debt may significantly increase our interest expense and financial leverage, and our level of indebtedness could restrict our ability to fund future development and acquisition activities. In addition, the issuance of additional common stock in an equity offering may result in significant stockholder dilution.

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Special Note Regarding Forward-Looking Statements

When used in this prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or other similar expressions are intended to identify forward-looking statements.  We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Such risks and uncertainties include, among others, our ability to develop our core business model and execute on our business plan and expansion strategies, and our ability to finance and sustain operations.  We have no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

If we are able to sell all of the shares of our common stock we are offering through this prospectus, then we will raise gross proceeds of $90,000,000.

Our offering is being made on a self-underwritten basis.  No minimum number of shares must be sold in order for the offering to proceed.  The offering price per share is $3.00.  The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by us.  If less than $150,000 is raised in this offering, we intend to continue operating on a limited basis, meeting only our SEC filing obligations while we seek alternative sources of financing.

USE OF PROCEEDS
	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold
Gross proceeds	$22,500,000	$45,000,000	$67,500,000	$90,000,000
Operational Expenses (1), Debts Retires, CFO & CLC salaries	250,000	250,000	250,000	250,000
Deposits at Investment firms to seed our 2nd offering (4)	—	4,500,000	18,002,250	45,000,000
Prototype Building (2)	2,500,000	2,500,000	2,500,000	2,500,000
Ports Contracted/Developed and Containers	—	1,800,000	3,600,000	5,400,000
Marketing & Promotions, World Record Breaking Sea Trials	125,000	180,000	180,000	180,000
Corporate Office Building Acquired, Port Offices leases (3)	3,500,000	60,000	60,000	60,000
Working Capital/Cash Reserves/Human Resources	16,125,000	35,710,000	42,907,750	36,610,000
TOTALS	$22,500,000	$45,000,000	$67,500,000	$90,000,000

(1) Includes: Chief Legal Counsel, and CFO salaries, general overhead, licensing and permitting fees.

(2) We are presently looking for suitable shipyards to build the prototype ship. We have not identified or entered into negotiations with a suitable shipyard. This is a general estimate based on the condition of prospective locations we have viewed to date.

(3) Estimated Commercial Real Estate, office furniture, equipment, and supplies.

(4) After our prototype is built and operational, we will seek a contract with investment firms to make a second institutional PPM which we plan to capitalize five billion dollars for fleet construction, and further worldwide port acquisitions.

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DILUTION

Dilution per share

The following table presents a reconciliation of the numerator and denominator of basic and diluted earings per share for the years ended December 31, 2013 and 2012, and for the periods ended September 30, 2014 and 2013. Basic EPS includes no dilution and is computed by dividing net tangible book value by the weighted average number of common shares outstanding before the offering, in comparison to the Diluted EPS which reflects the potential dilution of securities computed by dividing net tangible book value by the weighed average number of common shares outstanding after the offering.

	Year Ended December 31,		Period Ended September 30,
	2013	2012	2014	2013
Numerator:
Net Tangible Book Value Before the offering	$(41,460)	$(14,637)	$(24,023)	$(33,948)

Increase in net tangible book value from sale of
30,000,000 commons shares at $3 per share	90,000,000	90,000,000	90,000,000	90,000,000

Net Tangible book value after the offering	$89,958,450	$89,985,363	$89,974,977	$89,966,052

Denominator:
Basic - weighted average common shares before offering	33,973,250	22,075,000	65,506,983	33,966,583

Increase in weighted average common shares
from 30,000,000 additional shares solf/issued	30,000,000	30,000,000	30,000,000	30,000,000

Diluted - weighted average common shares after offering	63,973,250	52,075,000	95,506983	63,966,583

Basic earnings per share	$(0.0012)	$(0.0007)	$(0.0004)	$(0.0010)

Dilute earnings per share	$(0.0006)	$(0.0003)	$(0.0003)	$(0.0005)

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PLAN OF DISTRIBUTION

Shares Offered by Us

This is a self-underwritten “best-efforts” offering.  This prospectus is part of a prospectus that permits our directors, David E. Perko, Jonathan S. Williams, Michelle A. Williams, and L. Paul Zankich, to sell the shares of common stock directly to the public with no commission or other remuneration payable to our directors for any shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Our directors will sell the shares and intend to offer them to friends, family members, and personal and professional acquaintances.  In offering the securities on our behalf, our directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  In their endeavors to sell this offering, our directors will not use any mass-advertising methods such as the Internet or print media.

Our directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an issuer, may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

1) The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2) The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3) The person is not at the time of their participation, an associated person of a broker-dealer; and

4) The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (b) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer.  They are and will continue to be our directors at the end of this offering and are not currently and have not been during the last 12 months broker-dealers or associated with a broker-dealer.  They have not during the last 12 months and will not in the next 12 months offer or sell securities for another corporation.

Terms of the Offering

We are offering on a best-efforts basis 30,000,000 shares of our common stock at a price of $3.00 per share.  This is the initial offering of our common stock and no public market exists for the securities being offered. We are offering the shares through a “self-underwritten” offering, directly through our directors.  The shares will be offered at a fixed price of $3.00 per share for a period not to exceed one-hundred and eighty (180) days from the date of this prospectus.  There is no minimum number of shares required to be purchased.  No commission or other compensation related to the sale of the shares will be paid to our directors.  The intended methods of communication include, without limitations, telephone, and personal contact.

This offering shall terminate on the earlier of (i) the date when the sale of all 30,000,000 shares is completed or (ii) one hundred and eighty (180) days from the date of this prospectus.  We will not extend the offering period beyond one hundred and eighty (180) days from the effective date of this prospectus.

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There can be no assurance that any of the shares will be sold.  We have not entered into any agreements or arrangements for the sale of the shares with any broker-dealer or sales agent, nor do we intend to enter into any such agreement or arrangement with any broker-dealer or sales agent.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold only in those states if they have been registered or qualified for sale or an exemption from such registration or qualification requirement is available and with which we have complied.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must: (i) execute and deliver a subscription agreement; and (ii) wire transfer or deliver a check, certified funds or cash to us for acceptance or rejection.  All checks for subscriptions must be made payable to Perk Worldwide Corp.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  Because this is a best efforts offering, once a subscription is accepted by us, we will have immediate availability to use the subscription proceeds, regardless of whether we are able to place the entire offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within two (2) business days after we receive them.

Applicable to the Offering by Us

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

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Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

•	approve the transaction for the customer's account;
•	obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;
•	obtain from the customer information regarding his investment experience;
•	make a determination that the investment is suitable for the investor;
•	deliver to the customer a written statement for the basis for the suitability determination;
•	notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and
•	provide the customer with FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a development stage corporation with limited operations and are not currently generating any revenues from our business operations. We do not anticipate generating significant revenues until we are able to build our prototypes and conduct sea trials.  Accordingly, we must raise additional cash from sources other than operations.

We are attempting to raise money from this offering.  If we raise sufficient funds from this offering we will be able to (i) build prototypes and conduct sea trials ($20,000,000), (ii) construct a fleet ($30,000,000) (iii) purchase major ship components ($10,000,000), (iv) turbine deposit and payments ($19,000,000), and (v) acquire ports and buildings ($5,000,000). If we are unable to generate significant revenues for any reason, or if we are unable to make a reasonable profit after building our first cargo transportation vessel, we may be forced to raise additional funds or to cease operations.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.  If we fail to raise sufficient funds from this offering and need more money we will have to revert to obtaining additional money through a second public offering, a private placement of securities, or loans.  Other than as described in this paragraph, we have no other financing plans.

Limited Operating History; Need for Additional Capital

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There is limited historical financial information about us upon which to base an evaluation of our performance.  We are in the start-up stage of operations and have yet to generate any revenues.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

To become profitable and competitive, we have to successfully build our prototypes and conduct sea trials.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our directors.  However, there are no assurances that our directors will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on June 3, 2003 through September 30, 2014.

During the period from June 3, 2003 (inception) through September 30, 2014, we have had minimal operations and have devoted most of our efforts to developing our business plan, developing our intellectual property, issuing common stock, attempting to raise capital, and establishing an accounting system and other administrative functions.  We have generated no revenue and incurred $85,438 in losses since inception, which includes $30,000 in formation costs and related legal fees and in filing and obtaining our patents.

Liquidity and Capital Resources

As of December 31, 2013, we had no cash or otherwise, and our total liabilities were $41,579, which are current accounts payable to a related party.

We expect to incur continued losses over the next 12 months, possibly even longer.  We have no cash or other assets, and we believe that we need at least $90,000,000 to meet our minimal working capital requirements over the next 12 months to build our prototypes, and fund a second multi-billion dollar Wall Street fleet building capitalization.

Without limiting our available options, future equity financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing through this offering or through alternative sources, we may be forced to cease operations and you will lose your entire investment.

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Cash Flow Summary (Unaudited)
The Company's cash flow activities for the nine months ended September 30, 2014 and 2013, respectively, are summarized as follows:
Operating Cash Flow Activities:	2014	2013
Net loss	$(85,438)	$(86,436)
Adjustments to net loss	15,025	50,598
Cash used by operating activities	$(70,413)	$(35,838)

The Company's cash flow activities from operating activities was (70,413) in 2014 compared to ($35,838) in 2013.
The increase was primarily attributable to credit card payable as a result of securing credit care in 2013.

Financing Cash Flow Activities:	2014	2013
Proceeds from equity issuance	$68,600	$51,550
Proceeds from equity contributions	18,200	500
Other financing activities	(5,700)	(17,137)
Cash provided by financing activities	$81,100	$34,913

Financing activities include proceeds from common stock issuance and equity contributions and repayment of due to shareholder.

Cash provided in financing activites totaled $81,100 and $34,913 for the nine months ended September 30, 2014 and 2013, respectively. Proceeds raised through the sale of common stock of $68,600 and $51,550 in 2014 and 2013, respectively, combined with proceeds from equity contributions of $18,200 and $500 in 2014 and 2013, respectively were more than offset by payment of due to stockholder of $5,700 and $17,137 in 2014 and 2013, respectively.

Cash Flow Summary (Audited)
The Company’s cash flow activities for the years ended December 31, 2013 and 2012, respectively, are summarized as follows:

Operating Cash Flow Activities:	2013	2012
Net loss	$(104,973)	$(20,100)
Adjustments to net loss	55,979	20,100
Cash used by operating activities	$(48,994)	$—

The Company’s cash flow from operating activities was ($48,994) in 2013 compared to $0 in 2013. The increase was primarily attributable to credit card payable as a result of securing credit card in 2013.

Financing Cash Flow Activities:	2013	2012
Proceeds from equity issuance	$57,550	$—
Proceeds from equity contributions	500	—
Other financing activities	(11,437)	2,500
Cash provided by financing activities	$46,613	$2,500

Financing activities include proceeds from common stock issuance and equity contributions and repayment of due to shareholder.

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Cash provided in financing activities totaled $46,613 and $2,500 for the years ended December 31, 2013 and 2012, respectively. Proceeds raised through the sale of common stock of $57,550 and $0 in 2013 and 2012, respectively, combined with proceeds from equity contributions of $500 and $0 in 2013 and 2012, respectively were more than offset by payment of due to stockholder of $11,437 in 2013.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Overview of Our Business

We were incorporated on June 3, 2003 in the State of Delaware.  Perko Worldwide, a development stage company, was formed to build a patented revolutionary type of high-speed roll on/roll off container cargo vessel having secondary and tertiary sources of income within each ship of parcels and passengers. The initial fleet will be used to connect the east coast of the United States to Europe, then and west coast to China. Once the cost of operations has been established and proven successful, that information will be used to develop a fleet that could establish high speed shipping routes worldwide.

We are the sole licensee of a 9 year globally exclusive license for the development, utilization, and marketing of our founder's, David Perko, patent (Patent number issued, # 7013828, titled: Buoyant Tube Ship (the “Patent”) In addition, the Patent Licensing Agreement gives us the right of first refusal for other patents pending technology owned by Mr. Perko. The Company recently received a third party appraisal for the Patent Technology from Cardinal Intellectual Property that estimated it value at $45.56 Million US dollars.

The Company’s principal products, services and markets are overseas transportation of cargo, passenger and express parcels. It will not build ships to sell. Perko plans to place the majority of ships into its own operations and lease a few to the petroleum and express parcel industries.

L. Paul E. Zankich, owner Columbia-Sentinel Naval Architects and Maritime Engineers, drafted the feasibility report for this concept. He later joined the Board and has been assisting Perko in the research and development of the new vessel. Mr. Zankich has many contacts in the shipping industry. We have contacted companies who can build our patent pending propulsion system such as TwinDisc, KaMeWa and ZF and we are working now to soon fully patent our propulsion system. We are consulting aeronautical engineers in Seattle, WA who can assist us on building our folding ship wings and have had discussions with companies that are able to construct the rubberized metallic weave for the tubes of our prototype ship.

There will be approximately 400 employees needed to build each ship which includes the number of employees constructing the wings and tubes. Each ship will need a Captain and a second in command, an engineer, and six or more able crew to work helm watches, assist in engine spaces, and with cargo load and unload. Each ship will also require 6 to 10 stewardesses to cater to passengers.

Industry Background

The demand for cargo shipping throughout the world has been growing at the rate of over 6% for the past 10 years. This rate of growth is expected to increase for the foreseeable future, with predictions of 100% over the next 20 years.

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Containerization is the last technological improvement in ocean shipping which revolutionized ocean transportation of general cargo decades ago. By handling when loaded and unloaded from a container, less port labor and shipping capacity are required to transport the same amount of cargo that would have moved as break-bulk cargo. The impact of containerization on ocean shipping lines, shippers, ship design, trade flow networks, port competition, port design, port labor, port investment, and inland transportation were substantial. It became clear that ocean container shipping played an important role in international trade and economies.

Through the 1950s, general cargo continued to be handled as break-bulk, (i.e., on pallet) cargo: Pallets were moved, generally one at a time, onto a truck or rail car that carried them from the factory or warehouse to the docks. There each pallet was unloaded and hoisted, by cargo net and crane, off the dock on onto the ship. Once the pallet was in the ship’s hole, it had to be positioned precisely, and braced to protect it from damage during the ocean crossing. The process was reversed at the other end of the voyage, making the ocean transport of general cargo a slow, labor-intensive, and expensive process.

All this began to change in 1955, when Malcolm Mclean, believed that pieces of cargo needed to be handled only twice: First at their origin when stored in a standardized container box: Second at their destination when unloaded. He purchased a small tanker company, named it Sea Land, and adapted the ships to transport truck trailers. The first voyage, to Puerto Rico, of a Sea-Land containership began in Newark, New Jersey on April 26, 1956.

In the years that followed, standardized container were constructed, generally twenty or forty feet long: without wheels: having locking mechanisms at each corner that could be secured to a truck chassis, a rail car, a crane, or to other containers, inside a ship hole or on its deck. The use of standardized containers also meant that intermodalism of international trade, the movement of cargo from an origin in one country to a destination in another by more than one transport mode, became commercially feasible.

Currently the shipping industry is dedicated towards larger ship with more TEU (twenty-foot equivalent capacity). A twenty-foot equivalent (often TEU or teu) is an inexact unit of cargo capacity often used to describe the capacity of often used to describe the capacity of container slips and containers terminals. These ships are very expensive, but relatively slow, (to the proposed vessels), with large and expensive crews, and are not self sustaining. This means expensive port facilities, labor for loading and unloading, and expensive equipment.

Perko’s new vessel design will be capable of competing with containerized shipping. At least 3% of container shippers will pay for faster service. All passenger aircraft flying across the Atlantic Ocean carry belly freight at premium pricing. There are also dozens of flights across daily which are dedicated freight aircraft only. These aircraft travel at 600 MPH in six hours. Given the opportunity to use a high speed vessel for cargo transportation, shippers would divert 20%-50% of airfreight from traditional containerized transport to high speed vessel transportation.

The costs to load with a crane per container of $175. However, the cost of roll on/roll off (RO/RO) is only $30 per container. Our costs to build the rolling racks within the ship, at the shipyard, will add nearly half a million dollars to the construction costs of the ship ($9,000,000). The large concrete slab with grading, framing, pouring and finishing at this volume will cost several hundred thousand dollars.

Current ships make large circuits around the Atlantic Ocean, stopping at many ports as they complete the pickup and delivery of containers. This causes containers to sit on the ship for several ports of call before finally arriving at their final destination. To achieve cost efficiency, our plan is to have our high speed vessel travel directly back and forth across the Atlantic Ocean and use shuttle ships to move from various ports to main ports of operation on either side of the Ocean.

The bull dozers will cost $600,000 for a smaller units at our shuttle ports, and nearly $4,000,000 for the bull dozers at our main ports on either side of the Atlantic. The modification of the bull dozers needed will cost less than $50,000 to make them suited to push and pull our container rolling racks in and out of our ships.

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Ship Design

In the early 1980’s some experts predicted that containerships would not only become very large but would also be non-self- sustaining, having no cargo cranes of their own (unlike break-bulk ships) and no roll-on roll-off (RO-RO) ramps, and having to call at ports equipped with large dockside container cranes. The expectation was that these large volumes of containers would be concentrated by land transportation, barges, and small feeder vessels. These so- called load center ports would be analogous to the hubs of the hub spoke networks of airlines. In reality, strategy drove the ship design, and vice versa. Shipping lines whose strategies were based on loading centers did opt for larger, non-self-sustaining containership. If their strategies were to call at a number of smaller ports, they invested in smaller vessels, self sustaining containerships and RO-RO vessels, which were able to load and discharge their own containers. If their strategies were to operate only in one ocean, they purchased vessels that were more the panamax size (too large to transit the Panama Canal).

The rational for these strategies is the non-self-sustaining (or cellular) containerships exhibit cost economies of ship size at sea (e.g., a 4,000 TEU ship has a 30 percent to 40 percent per TEU cost saving over a 2,500 TEU ship). (TEU = twenty foot equivalent.)

Specifically, the size of a non-self-sustaining containership that minimize the cost per TEU moved per voyage leg on a given route declines as (1) the number of ports calls increase, (2) the time in port per port call increases, and (3) the distance of the route decreases. Thus, relatively large containerships are expected to serve long-distance routes, calling on a small number of ports, if all else is constant.

As of 2007 the capacity of the world’s containerships was 417 million TEUs and was expected to increase by 22 percent by 2013; however, the recession of 2009 has seen this expectation decline, but should remain near 20 percent by 2010. The carrying capacity of new containerships has increased about five percent per year on average over the past decade. Today, most of the ships under construction have a carrying capacity of 5,000 to 6,000 TEUs. Maersk Line has nearly completed its launch of twelve super-panamax containerships with these specifications: carrying capacity of 6,000 TEU, 1,049 feet in length, wide enough to carry 17 containers across, the world’s largest diesel engine, a cruising speed of more than 25 knots, and a fifteen person crew. A super-panamax containership yields and 18 percent to 24 percent TEU cost saving over a 4,000 TEU vessel. The British line, P & O Containers, has built the two worlds largest containerships with carrying capacities of 6,674 TEU. A modern non-self-sustaining containership with a carrying capacity of 5,000 TEU or greater has a price range of $60 to $80 million.

Containerization in shipping has revolutionized the ocean transportation of general cargo. Their impacts are numerous. It has led to the formation of ocean shipping lines specializing in the transport of containers. The container shipping line industry has become more concentrated, and the lines have sought to improve their financial position by forming alliances, merging, and investing in larger and more cost-efficient ships. For the shipper, containerization has meant less cargo pilferage and damage, faster and more reliable transportation service, and reduced freight rates, especially for transportation of high-value cargo. As a consequence, international containerized seaborne trade (in TEUs) increased 433 percent between 1990 and 2006, largely accredited to China Shipping which account for 1 of every 8 containers at sea.

As reported in the Journal of Commerce 2013 Shipping Review and Outlook, U.S. container cargo is projected to more than double in the next twelve years and to increase sevenfold over the next fifty years, severely stressing the nation’s port, rail, and highway infrastructures. Containerized cargo shipment is the preferred method of shipping.

Competition

To a certain extent we will compete with every company that offers services in the package and freight delivery industry and, therefore, will compete with many different regional, national and international companies, most of with which have significantly greater financial and other resources than we do. Our competitors include worldwide postal services, various motor carriers, express companies, freight forwarders, air couriers, and others. The top 5 competitors are as follows:

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Maersk

Maersk Is a Danish shipping company and is considered by Freight Forward Associates to be the best shipping company in the world. With FFA saying, that the Danish company is the world’s top carrier with a market share of 15% and has a presence in all of the world’s ports. Their ships are regularly seen entering and exiting the top ports in the world. Maersk operates and has subsidiaries/offices in more than 135 countries worldwide. Involved in global liner shipping services, Maersk Line operates over 550 vessels and has a capacity of 2.2 million.

Mediterranean Shipping Company

MSC is the world’s largest shipping line in terms of container vessel capacity. MSC serves 270 ports worldwide on the six continents. It has 350 local offices, employing a total of 29,000 people, providing a large agency network representation. The line was named shipping line of the year in 2007 for the sixth time in eleven years by Lloyds Loading List, which is an achievement not matched by any other shipping line. The Geneva-based company operates in all major ports of the world. MSC’s most important port is Antwerp in Belgium.

Plan of Operations

Perko was incorporated on June 3, 2003 in the State of Delaware.  We will begin building our Prototype with sixty days following our IPO, and our prototype ship will be operational within 18 months of laying the keel. After the Prototype is operational, Perko would engage with a large European Bank, with a shipbuilding division that has offered a $500,000,000 loan. The lender only seeks a small equity position they can liquidate after our fleet is built and operational. In addition, Before the end of 2017 we will complete a private placement offering to Institutional Investors via investment firms that would help Perko raise billions for fleet construction. We plan to add between 10 and 16 additional vessels and become a dominate force in shipping and transportation across the Atlantic Ocean, while operating smaller feeder ships in the Caribbean, Central, and South America, the Mediterranean, etc. Even with that number of vessels, Perko Worldwide will have to capture a minor market share to attain their projected figures.

Perko Worldwide’s hopes to overcome the challenges faced in containerized cargo shipping. The Perko Worldwide conceptualized vessel has a target speed in excess of 300 MPH. It is designed for stability, weight control, easy loading and unloading, docking, maneuvering, and extremely fast speeds. These vessels will carry cargo containers, express parcels, and passengers across the Atlantic Ocean. The naval architectural firm of Columbia-Sentinel Engineers has reviewed the concept and issued a feasibility letter wherein they stated while carrying 4950 tons of payload the design presented to them should make 300 mph. The initial fleet, at 980 feet, is to carry a max load of approximately two hundred forty forty-foot containers per ship.

The initial fleet will be used to connect Boston on east coast of the United States to Lisbon, Portugal in Europe, and once the cost of operations has been established and proven successful, that information will be used to develop a fleet that could be used worldwide.

Once the prototype if fully operational, we intend to establish a subsidiary, Perko Atlantic Shipping, to build and operate the actual shipping division. This subsidiary will be majority owned by the company. We estimate that an additional $5,000,000,000 will be needed for the development of eight 980-foot ships capable of making 300 mph ships for either side of the Atlantic Ocean, airport/sea port startup operations, and establishment of worldwide headquarters. We intend to raise these funds through the subsidiary, either through equity or debt financing.

Stanford and Harvard Universities’ surveys U.S. Shippers for the Fast Ship Corps found that 20% of all shippers were willing to pay up to six times more for significantly faster service.

Perko Worldwide initially intends to introduce a shipping rate comparable to the average rate. Once established we will increase pricing to equal market demand and expect to bill rates at three to six times the average rate for containers moved to and from Europe. We expect to charge $6,000 to $9,000 per container.

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It is important to note that we are a development stage business with minimal business activity.  As of the date of this prospectus we do not own or operate any vessels.

Perko Worldwide Corp’s Concepts

Company’s vessel will have a target speed in excess of 300 MPH. It is designed for stability, weight control, easy loading, and unloading, docking, maneuvering, and extremely fast speeds. Although the vessel is currently in its conceptual stage, the naval architectural firm of Columbia- Sentinel Engineers has reviewed the concept and issued a feasibility letter wherein they stated while carrying 4950 Tons of payload the design presented to them should make 300 MPH. The initial fleet, at 980 feet, is to carry a max load of approximately two hundred forty 40 foot containers per ship.

Propulsion

The speed requirement of the vessel necessitates the use of gas turbine engines as its main method of propulsion. The turbo-shafts under consideration are three GE LM 6000s which each develop over 50,000 shaft horsepower, and six, GE CF6-80 turbo-fans, each developing between 47,000 and 75,000 ft/lbs of thrust. These gas turbines have impressive records for reliability, and are readily available on the used turbine market for our initial fleet.

Secondary propulsion will be generated by marine diesel engines creating electrical power, and power for the ship’s thruster system primarily used for close quarter maneuvering, but can also be used to obtain forward propulsion attaining a maximum speed of approximately 4 knots when in ports or no wake zones where our turbines or main propulsion system cannot be operated.

Thrusters are to be used primarily in close quarters maneuvering, or in no wake zones. We estimate making a max speed of 4 knots when under thruster power.

Loading and Unloading

Many of the newer and larger ships that have been specifically designed for containers are not designed for self-sufficiency, loading one container at a time with large port side cranes. Perko Worldwide Corps new vessels will incorporate patented deck towing, and roller systems to load and unloading the Entire Ship’s Container Cargo All At Once. Due to the multiple levels of roll on loading a several story loading dock must be built requiring significant capitalization at the air ports/sea ports where our main ocean crossing vessels operate from on either side of the Atlantic. Smaller coastal shuttle ships can load using a rear ship ramp and self-sustain-RO-RO system. Our main ocean crossing vessels and coastal shuttle ships will dock perpendicular with it stern into the dock. The docking system will include an enclosed berth/lock using massive high speed pumps to raise and lower the vessel as needed to match the fixed height of the multiple levels for containers, drive on cars, parcels/luggage, and passengers.

Speed

By the early 1900 the fastest naval destroyers could reach a sustained speed of 37 nautical miles per hour (knots). The Atlantic crossing record for a passenger liner was set in 1952 by the U.S.S. United States, which posted an average speed of 35.6 knots on her maiden voyage from New York to Le Havre.

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The technology needed to build a 35 knot ship has been around for at least 40 years, so why do modern container ships still plod along at 18 to 25 knots? The answer is a combination of physics and economics. The basic problem is that heavy displacement cargo ships encounter water resistance which increases exponentially with speed. In other words, making a large container ship go twice as fast will require more than twice as much power. At some point, the extra power required to increase speed become technically prohibitive: the necessary engine weight and fuel tanks would be too large to fit into the ship. A comparable marine diesel engine that develops 50,000 SHP would weight over 350,000 lbs. compared to the 18,000 lbs. for the same SHP GE LM 6000 gas turbine. Early record setting naval destroyers, for example, were little more than floating engines, with only enough fuel for a few hours at top speed. Moreover, the cost of extra speed becomes commercially unattractive well before it becomes technically prohibitive. High fuel consumption and big engines not only drive up operating costs, they also leave less room for cargo, so perpound costs, (unit costs) rapidly increase to uncompetitive levels.

However, speed is a key component of Company vessels. We have designed a patented ship buoyancy system to overcome water resistance by sitting on the surface, or very near the surface, at all times, even when loaded with heavy cargo. This permits little or no water resistance, so the ships can plane across the surface. On our Web Site: www.perkoworldwide.com under, Documents, we have a current Feasibility Letter prepared by Columbia Sentinel Engineers Maritime Engineers, Seattle, WA, which also states our patented ship at 900 feet while under nine million lbs of payload, can make 300 MPH.

Currently, unless you chartered a massive aircraft, there is no way to carry multiple heavy containers between the USA and Europe at this speed, and the biggest plane would carry two. Company’s ships carry two hundred, forty-foot containers.

Future Fuel Prices

Company intends to use natural gas as the fuel for the engines instead of jet fuel, or premium diesel. Company acknowledges this reduces the SHP rating of the engines approximately 5%, but is saves considerably more on the cost of fuel. This minor reduction will not affect the performance of the vessel. PWC estimates to save more than 20% on the cost of operational fuel.

Shipyards

Company will choose a shipyard to fabricate its vessels which has experience working with the raw materials being contemplated for use to build the initial fleet. PWWC will require a bond from the builders certifying that work can be completed. Malaysia and China are both attractive for cost saving. Building the transatlantic ships in foreign shipyards manages the costs of building the larger ships; however, our far more numerous coastal shuttle ships, to operate in multiple U.S. Ports, and in compliance with the Jones Act, will be built in the United States.

Crews

Crews are an essential part of the operation and will need special training at Star Training in Dania Beach FL for the vessels under consideration. The U.S. East Coast Senior V.P. for Sea Board Ship Management is a personal friend of Mr. Perko and has offered help with crew when needed.

The Perko Worldwide Patent

The Perko Worldwide Patent (‘Patent’) claims a revolutionary vessel projected to meet both the speed threshold, load carrying capacity, and ease of loading and unloading. The Patent covers unique deck towing, and roller systems to load and unloading the entire ship’s container cargo all at once.

Speed is a key component of Perko Worlwide vessels. They have been designed to overcome water resistance by sitting on the surface, or very near the surface, at all times, even when loaded with heavy cargo. This is a main portion of the patented extreme buoyancy system. It permits little or no water resistance, so the ships can plane across the surface.

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Keys for Success

To better achieve our business objectives and successfully compete with other shipping companies, we have developed the following focal points and strategies we anticipate implementing in all of our future cargo transportation vessels:

  Closely monitor all financial aspects of PWWC so as to minimize expenses while generating maximum profits.

  Focus on instituting solid monitoring programs to help its primary business of tracking all financial matters, as experience has shown the once these programs have been established the produce excellent results for the future

  Focus heavily on the operational end of the business, with emphasis on obtaining the most return of each dollar spent.

  Focus on recruiting the personnel necessary to enable the company obtain its goals.

  Focus on implementing revenue enhancement and cost containment programs to maximize the returns for investors.

  Continue to provide the very highest level of monitoring possible.

  Focus heavily on the operations of the company as a whole and monitor aggressively the procedures and infrastructure that are in place, to support and sustain operations.

  Focus on recruiting new personnel in order to enhance its productivity, training people to help them achieve the very highest form of professionalism, thereby contributing to the image, business, and goals of the company.

  Focus on implementing revenue enhancements and cost containment programs.

  Concentrate on its plan to be successful in this industry.

  Operations and Management

  The Officers and the Board of Directors of the Company are accountable to the Company as a fiduciary and consequently must exercise good faith and integrity in handling Company affairs. We intend to indemnify our Officers and Directors to the full extent permitted by Delaware Law. Management will have no liability to the Company for a mistake or error of judgment or for any act or omission believed to be within the scope of the authority conferred by the Delaware Law unless such mistake, error of judgment or act or omission was made, performed or omitted by the Management fraudulently or in bad faith or constituted gross negligence. We will also provide for indemnification of the company’s management and its Board of Director’s to the full extent permitted by law for any action, suit, or proceeding that may be brought or threatened against them due to their roles in the Company. Any indemnification of our Management is recoverable only out of the assets of the Company and not from the Shareholder. We may pay the cost of liability insurance insuring our Management against any liability as to which our Management may be indemnified. In addition, cash advances from Company funds may be made to Management for legal expenses and other costs incurred as a result of any legal action or proceeding if certain conditions set forth in the Bylaws are met, including, but not limited to, in the event an action is initiated by one or more of the Shareholder.

  To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and is, therefore, unenforceable. Notwithstanding the foregoing, we will not indemnify our Board of Directors, Officers or their affiliates, from any liabilities incurred by them arising under federal and state securities laws

  Unless:

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    There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person seeking indemnification

    Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person seeking indemnification; or
    A court of competent jurisdiction approves a settlement of the claims against the particular person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

  In addition, prior to seeking court approval for indemnification, Management is required to inform the court of the position of the Securities and Exchange Commission and various securities regulatory authorities with respect to indemnification for securities violations.

  Proposed Milestones to Implement Business Operations

  Company’s mission is to be a highly efficient and profit oriented company. This will come about by the company’s highly qualified management team. One of its main goals is closely monitor all financial aspects of Company so as to minimize expenses while generating maximum profits.

  Company is dedicated to fostering an atmosphere of respect, understanding, and distinguishing itself from the competition through a Higher Standard of Excellence.

  Short Term Goals

  Make an IPO which builds our revolutionary Prototype High Speed Ship and places sufficient seed capital at various investment firms which will initiate construction of a fleet via a multibillion dollar second offering.

  Long-Term Plan (5 Years)

  Have our initial Fleet operating running eight 900 foot ships at 300 MPH back and forth across the Atlantic Ocean, docking each side every eight hours, with 300 foot shuttle ships running up and down the respective coastlines consolidating freight at the Main Ports where the 900 foot transatlantic ships load, refuel and put to sea four times, each side of the Atlantic Ocean, every day; thus connecting the USA to Europe with a Revolutionary New Means of Operations.

  Financing

  We believe that we will be able to raise sufficient funds from this offering to build our first prototype ship, conduct sea trials, and meet our projected expenditures over the next 18 months.  While we believe that this offering will provide adequate funds to cover our initial capital requirements, we plan to seek other sources of equity financing on favorable terms to satisfy our growth and expansion plans.  However, there are no assurances that any such financing can be obtained or, if obtained, on terms favorable to us.  If we are unable to generate profits or unable to obtain additional funds to meet our working capital needs, we may need to cease or curtail our business operations.  Further, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover our cash requirements during the initial stages of our business development.

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  Intellectual Property

  We are the sole licensee of a 9 year globally exclusive license for the development, utilization, and marketing of our founder's, David Perko, patent (Patent number issued, # 7013828, titled: Buoyant Tube Ship (the “Patent”) The patent is due to expire in March 2021. In addition, the Patent Licensing Agreement gives us the right of first refusal for other patents pending technology owned by Mr. Perko. See “The Company- Patents and Proprietary Rights and Related Litigation” and “Certain Relationships and Related Transactions”.

  Property and Equipment

  At present, the Company owns no property and maintains a corporate address at 2650 SW 18th Street, Fort Lauderdale, FL., which is the property of its President. The Company pays no rent. Assuming a successful completion of this offering the Company intends to open corporate headquarters in South Florida.

  DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

  The Management has broad discretionary powers to manage the affairs of the Company under the laws of the State of Delaware. Generally, actions taken by the Management are not subject to a vote or review by the Shareholder, except to the extent provided in the Bylaws.

  Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position

David Perko	50	President, Chairman

Jonathan S. Williams	27	Director

Michelle A.Williams	57	Director

L. Paul Zankich	71	Director

  Officers

  At present, we have one Officer, David Perko, our President, and no employees. We have no employment agreements with Mr. Perko and Mr. Perko receives no compensation. However, once funds are available, we intend to pay enter into an Employment Agreement with David Perko, our President. His initially salary will be $80,000 per year. We plan to hire additional full-time executives along with full and part-time (training) employees as necessary to meet the expanded operations of the business. As it starts operations, PWWC will acquire personnel that will oversee all the financial, operational, human resources, marketing, and sales aspects of the business.

  Currently, Mr. Perko is speaking with several outstanding candidates to fill key positions, such Vice President, Chief Financial Officer and Chief Legal Counsel, to be retained once the funds are available and the Company’s operations required such positions to be filled.

  Mr. Perko realizes that the stability and success of PWWC will be largely dependent upon these executives. Although prime candidates have been considered with outstanding experience and backgrounds, there is no assurance they will agree to the terms and conditions of the Company and accept employment when needed.

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  Board of Directors

  David Perko – Chairman of the Board, President, CEO

  Mr. Perko is the Founder/President and Chairman of the Board of PWWC and has held those positions since its inception in 2003. Mr. Perko has an impressive background which includes 3 years as a sailor in the U.S. Navy, and 10 years as an officer in the United States Marine Corp, from which he separated honorably in 2000 with the rank of Captain. His background in the Marines includes logistics, and the study of Marine Power and Propulsion Systems of the U.S. Navy.

  Jonathan S. Williams – Director

  Mr. Williams has been a director of the Company since 2008. Currently, Mr. Williams is a Lieutenant on Active Duty in the U.S. Air Force. Mr. Williams holds a Bachelor of Science degree in Chemical Engineering.

  Michelle A. Williams – Director

  Ms. Williams has been a director of the Company since 2003. Ms. Williams is a Registered Nurse certified in psychiatric care and presently works at Life Skills Treatment Center where she has been employed for the past nine years.

  L. Paul Zankich, P.E – Director

  Mr. Zankich is the founder/owner of Columbia-Sentinel Engineers, a Professional Engineering, and Principle Naval Architectural firm located in Seattle Washington, since 1973. Columbia-Sentinel Engineers provides services in Naval Architecture and Marine Engineering, Industrial Engineering and Management to the marine business community. The company was founded as a partnership in 1973 to provide engineering services to vessel owners, operators, and shipyards. CSE has operated continuously since 1973 and was incorporated in Washington State in 1976. In addition to new and existing vessel design and engineering, they provide management, quality assurance, production engineering, and other consulting services to the shipbuilding and ship repair industry and related businesses.

  Committees of the Board of Directors

  Our Board of Directors presently does not have any active committees.

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  EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation paid by us to our officers from inception on June 3, 2003 through December 31, 2013.  Our fiscal year end is December 31.  No compensation has been paid to our officers from inception on June 3, 2003 through December 31, 2013.  We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2013.

  Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Totals ($)

David Perko President, Chairman of Board	2014	0	0	0	0	0	0	0	0

  The following table sets forth information with respect to compensation paid by us to our directors from inception on June 3, 2003 through December 31, 2013.  Our fiscal year end is December 31.

  Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David Perko	0	0	0	0	0	0	0
Jonathan S. Williams	0	0	0	0	0	0	0
Michelle A. Williams	0	0	0	0	0	0	0
L. Paul Zankich	0	0	0	0	0	0	0

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  All compensation received by our officers and directors has been disclosed.  There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

  Employment Agreements

  We have not entered into any employment agreements with any of our officers or directors.  As of the date of this prospectus we had no employees other than those listed above.  All future employment arrangements are subject to the discretion of our Board of Directors

  Long-Term Incentive Plan Awards

  We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

  Officer Compensation

  Our sole officer, Mr. David E. Perko currently receives no salary but is a positioned to control his own compensation, structure his employment contracts, and to approve affiliated transactions, if any.

  Director Compensation

  We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable.  We may, however, reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding beneficial ownership as of the date of this prospectus by (i) each named executive officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

  As of the date of this prospectus, we had 125,000,000 shares of common stock authorized with 38,852,300 unissued shares, and 10,000,000 shares of preferred stock authorized with 3,000,000 unissued shares.

Name of Beneficial Owner	Shares of Common Stock	Percentage Before Offering	Shares of Common Stock After Offering	Percentage After Offering

Officers and Directors
David Perko, President, CEO, Treasurer and Secretary	78,910,000	63.1%	78,910,000	63.1%

All directors as a group (4 persons)	80,910,000	64.7%	80,910,000	64.7%

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  DESCRIPTION OF SECURITIES

  Common Stock

  Our Articles of Incorporation authorize us to issue up to 125,000,000 shares of common stock, $1.00 par value.  Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

  Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

  In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders.  However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

  As of the date of this prospectus we had 86,147,700 shares of common stock issued and 38,852,300 outstanding.

  Dividend Policy

  We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

  Share Purchase Warrants

  We have not issued and do not have outstanding any warrants to purchase shares of our stock.

  Options

  We have not issued and do not have outstanding any options to purchase shares of our stock.

  Convertible Securities

  We have not issued and do not have outstanding any securities convertible into shares of our stock or any rights convertible or exchangeable into shares of our stock.

  Shares Eligible for Future Sale

  The 125,000,00 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our affiliates (officers, directors or shareholders) are being registered hereunder.

  The eventual availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities, if a market ever develops.

Table of Contents	38

  Transfer Agent

  We intend to use Pacific Stock Transfer Company, a Nevada corporation, and registered with the US Securities and Exchange Commission with offices at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

  Patent License

  The Company licenses the Patent for the Vessel Technology from David Perko, our President. In addition, Mr. Perko had granted the Company a right of first refusal for additional technology Mr. Perko has developed. The license is for a term of 9 years (the remaining life of the Patent) and will expire on March 2021.

  Affiliation

  Three of our Directors are affiliated. Ms. Williams is the mother of Jon Williams, who is also on the Board. Ms. Williams is the “significant other” of David Perko.

  Conflicts of Interest

  David E. Perko

  David Perko is our sole officer and a Director is affiliated with two of our three outside Directors thus effectively controlling the Board. In addition, Mr. Perko presently owns 63.1% of the outstanding voting stock and therefore controls who will serve as directors of the Company. See “Directors, Executive Officers and Control Persons” page 28.

  Mr. Perko is not currently bound by an employment contract or non-competitive agreement, and thus may engage in other business activities similar or dissimilar to those engaged in by the Company. To the extent that Mr. Perko engages in such other activities, it will have possible conflicts of interest in diverting opportunities to other companies, entities or persons with which it is or may be associated or have an interest, rather than divert such opportunities to the Company. Similarly, Mr. Perko may have the Company engage in transactions, situations, or projects in which he or his affiliates may have a vested interest. Such potential conflicts of interest include, among other things, the time, effort, and corporate opportunity involved in its participation in other business transactions or activities. As no policies have been established for the resolution of such conflicts, we may be adversely affected should he choose to place their business interests before those of the Company. No assurance can be given that such potential conflicts of interest will not cause the Company to lose potential opportunities. See, “Directors, Executive Officers and Control Persons” page 28.

  Although Mr. David Perko presently does not receive a salary, he is in a position to control his own compensation, structure his employment contracts and to approve affiliated transactions, if any. Although Mr. David Perko intends to act fairly and in full compliance with his fiduciary obligations, there can be no assurance that the Company will not, as a result of the conflicts of interest described above, possibly enter into arrangements under terms less favorable than it could have obtained had it been dealing with unrelated persons. See, “Risk Factors.

  In addition, the Company licenses the Patent for the Vessel Technology from David Perko, our President. The license is for a term of 9 years (the remaining life of the Patent) and the licensing fee of $5,000,000 was paid by the issuance of a 5-year Promissory Note, which will be due and payable July 3, 2018. The Note bears simple interest at the rate of 7% per annum. In addition, Mr. Perko is also entitled to receive a royalty equal to 3% of the gross revenues generated by each ship using the Patented Technology. The Company recently received a third party appraisal for the Patent Technology from Cardinal Intellectual Property that estimated it value at $45.56 Million US dollars.

  The Company believes that this transaction was fair, however since Mr. Perko is the owner of the Patent and also controls the Company this transactions between the parties did not have the benefit of arm’s length negotiation of the type normally conducted between unrelated parties.

Table of Contents	39

  L. Paul K. Zankich

  Mr. Zankich is the founder/owner of Columbia Sentinel Engineers, a Professional Engineering, and Principle Naval Architectural firm located in Seattle Washington, since 1973. Columbia Sentinel Engineers provides services in Naval Architecture and Marine Engineering, Industrial Engineering and Management to the marine business community. In April of 2013, Perko hire Mr. Zankich’s firm to conduct a feasibility study for its “Fold Back Wing Ship” concept. He drafted and signed a feasibility letter. In June of 2013, The Board asked Mr. Zankich to join the Board.

  Since Mr. Zankich is the signatory of the engineering report that Perko is relying on to demonstrate the feasibility of the project, a member of Perko’s Board of Directors and holds 500,000 shares, his status poses a “conflict of interest”. As a result of this conflict, he may favor his own interests as a Board member over those of shareholders.

  LEGAL PROCEEDINGS

  No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings involving Perko Worldwide Corp.

  During the past ten (10) years, David Perko have not been the subject of the following events:

  1) Any bankruptcy petition filed by or against any business of which Mr. Perko were a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

  2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding;

  3) An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Perko’s involvement in any type of business, securities or banking activities; and

  4) Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

  INTERESTS OF NAMED EXPERTS AND COUNSEL

  No named expert or counsel referred to in this Prospectus has any interest in our Company. No expert or counsel was hired on a contingent basis, will receive additional direct or indirect interest in our Company, or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, our Company.

  Our financial statements included in this prospectus and the registration statement have been audited by Schild & Co., Inc. to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  The validity of the shares of common stock being registered has been passed upon for us by Keidi S. Carrington, Esq., Carrington Legal LLC, 867 Boylston St. 5th Fl., Boston, MA 02116.

Table of Contents	40

  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article XII of the Certificate of Incorporation of U.S. Geothermal Inc. (“we”, “us” or “our company”) provides for indemnification of officers, directors and other employees of U.S. Geothermal to the fullest extent permitted by Delaware Law. Article XIII of the Certificate of Incorporation provides that directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  ADDITIONAL INFORMATION

  We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

  REPORTS TO SECURITY HOLDERS

  Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Table of Contents	41

  FINANCIAL STATEMENTS

  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Legal Opinion of Keidi S. Carrington, Esq.
7.1	Cardinal Intellectual Property Valuation Report
23.1	Consent of CPA, Independent Registered Public Accounting Firm
23.2	Consent of Legal Counsel (contained in exhibit 5.1)

Table of Contents	42

  PERKO WORLDWIDE CORP.

  (A Development Stage Company)

Page

Independent Auditors’ Report	F-2

  FINANCIAL STATEMENTS as of and

  FOR THE years ended dECEMBER 31, 2007 through 2013

Balance Sheet	F-4

Statement of Income	F-5

Statement of Changes in Stockholders’ Equity	F-6

Statement of Cash Flows	F-7

Notes to Financial Statements	F-8 to F-10

Consent of Independent Registered Public Accounting Firm	F-11

  PERKO WORLDWIDE CORP.

  (A Development Stage Company)

  Independent Auditor’s Report and

  Financial Statements

  December 31, 2007 through 2013

Table of Contents	F-1

  INDEPENDENT AUDITOR’S REPORT

  To the Board of Directors of

  Perko Worldwide Corp

  We have audited the accompanying financial statements of Perko Worldwide Corp (a Development Stage Company) which comprise the condensed balance sheets as of December 31, 2013 and 2012 and the related condensed statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012, and for the period from January 1, 2007 through December 31, 2013 and the related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the period from January 1, 2007 through December 31, 2013, in conformity with U.S. generally accepted accounting principles.

  Fountain Valley, California

  October 3, 2014

Table of Contents	F-2

P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Balance Sheets
December 31, 2013 and 2012
	2013	2012

ASSETS

Cash	$119	$2,500

Intangibles
Patent	402,000	402,000
Less: Accumulated amortization	(155,775)	(135,675)
Total intangibles	246,225	266,325

Total assets	$246,344	$268,825

LIABILITIES AND STOCKHOLDERS' EQUITY

Credit card payable	$35,879	$—
Due to shareholder	5,700	17,137
Total liabilities	41,579	17,137

Stockholders' Equity
Common stock
Authorized - 75,000,000 shares
Issued and outstanding - 44,886,000 shares	66,050	8,500
Preferred stock
Authorized - 10,000,000 shares
Issued and outstanding - 7,000,000 shares	—	—
Additional paid-in capital	549,500	549,000
Retained earnings (deficit)	(410,785)	(305,812)
Total stockholders' equity	205,765	251,688

Total liabilities and stockholders' equity	$246,344	$268,825

See accompanying notes to financial statements

Table of Contents	F-3

P E R K O W O R L D W I D E C O R P (A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Statements of Income

			Jan 1, 2007
	Years ended December 31,		through
	2013	2012	Dec 31, 2013

Revenues	$—	$—	$—

Operating expenses:
Professional fees	61,975	—	66,075
Amortization	20,100	20,100	140,700
Licenses and permits	10,281	—	12,981
Office expenses	3,368	—	5,818
Salaries and wages	2,863		2,863
Advertising	2,786	—	5,586
Automobile expenses	1,900	—	1,900
Travel expenses	1,700	—	6,300
Total operating expenses	104,973	20,100	242,223
Loss from operations	(104,973)	(20,100)	(242,223)
Total loss before income taxes	(104,973)	(20,100)	(242,223)
Provision for Income Taxes	—	—	—
Net loss	$(104,973)	$(20,100)	$(242,223)

  See accompanying notes to financial statements.

Table of Contents	F-4

P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Statement of Changes in Stockholders' Equity

					Additional	Retained	Total
	Common Stock		Preferred Stock		Paid-in	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity

Balance at December 31, 2006	21,025,000	$8,500	7,000,000	$—	$549,000	$(168,562)	$388,938

Net loss	—	—	—	—	—	(20,100)	(20,100)

Common stock issued for services,
no par value per share	—	—	—	—	—	—	—

Balance at December 31, 2007	21,025,000	8,500	7,000,000	—	549,000	(188,662)	368,838

Net loss						(20,100)	(20,100)
Common stock issued for services,
no par value per share	—	—	—	—	—	—	—
Balance at December 31, 2008	21,025,000	8,500	7,000,000	—	549,000	(208,762)	348,738
Net loss	—	—	—	—	—	(24,350)	(24,350)

Common stock issued for services,
no par value per share	—	—	—	—	—	—	—

Balance at December 31, 2009	21,025,000	8,500	7,000,000	—	549,000	(233,112)	324,388

Net loss	—	—	—	—	—	(32,500)	(32,500)

Common stock issued for services,
no par value per share	—	—	—	—	—	—	—

Balance at December 31, 2010	21,025,000	8,500	7,000,000	—	549,000	(265,612)	291,888

Net loss	—	—	—	—	—	(20,100)	(20,100)

Common stock issued for services,
no par value per share	—	—	—	—	—	—	—

Balance at December 31, 2011	21,025,000	8,500	7,000,000	—	549,000	(285,712)	271,788

Net loss	—	—	—	—	—	(20,100)	(20,100)

Common stock issued for services,
no par value per share	1,400,000	—	—	—	—	—	—

Balance at December 31, 2012	22,425,000	8,500	7,000,000	—	549,000	(305,812)	251,688

Net loss	—	—	—	—	—	(104,973)	(104,973)

Contributions					500		500

Common stock issued for cash,	575,500	57,550	—	—	—	—	57,550
no par value per share

Common stock issued for services,
no par value per share	21,883,000	—	—	—	—	—	—

Balance at December 31, 2013	44,883,500	$66,050	7,000,000	$—	$549,500	$(410,785)	$204,765

  See accompanying notes to financial statements.

Table of Contents	F-5

P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Statements of Cash Flows

	Year ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(104,973)	$(20,100)
Adjustments to reconcile net loss to
net cash provided by (used for) operations:
Amortization expense	20,100	20,100
Increase (decrease) in credit card payable	35,879	—
Net cash provided (used) by operating activities	(48,994)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in Due to stockholder	(11,437)	2,500
Contributions	500	—
Issuance of common stock	57,550	—
Net cash provided (used) by financing activities	46,613	2,500

NET INCREASE (DECREASE) IN CASH	(2,381)	2,500

CASH - beginning of year	2,500	—

CASH - end of year	$119	$2,500

  See accompanying notes to financial statements.

Table of Contents	F-6

  note 1 - summary of significant accounting policies

  The summary of significant accounting policies of Perko Worldwide Corp (the Company) is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

  History and organization – Perko Worldwide Corp was incorporated in Delaware on October 3, 2003 and maintains its corporate office in Fort Lauderdale, Florida. The Company was organized for the purpose of developing and building a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel in logistics, cargo shipping, and international travel in decades and is looking to truly change the way business moves freight around the world. As of December 31, 2013, operations have not commenced.

  Basis of presentation – The accompanying condensed financial statements are presented in accordance with the accounting principles generally accepted in the United States of America.

  Basis of accounting – The accompanying financial statements have been prepared on the accrual method of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements, on a consistent basis are:

  Cash and cash equivalents – For purposes of the statement of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

  Use of estimates – Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, and the reported expenses during the reporting period. Actual results could vary from the estimates that were used.

  Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. The most sensitive estimates affecting the financial statements was the Management’s estimate of the useful lives of intangible assets is based on the length of time it is believed that those assets will provide some economic benefit in the future.

  Intangibles – The Company accounts for intangible assets in accordance with generally accepted accounting principles. Under generally accepted accounting principles, intangible assets with estimated useful lives are amortized over their respective estimated useful life and periodically tested for impairment. Patents are being amortized over 20 years under the straight-line method, the term of protection available which gives the Company exclusive rights to use the intellectual property for a minimum of twenty years.

  Income taxes – The Company accounts for income taxes in accordance with generally accepted accounting principles which requires the use of the liability method of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s taxable income for Federal and State income tax reporting purposes.

  The Company’s income tax filings are subject to examination by the appropriate tax jurisdictions. As of December 31, 2013, the Company’s federal and state tax returns generally remain open for the last three years.

  The Company has adopted FASB ASC 740-10-25, Accounting for Uncertainty in Income Taxes. The Company will record a liability for uncertain tax positions when it is more likely than not that a tax position would not be sustained if examined by the taxing authority. The Company continually evaluates expiring statues of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures.

Table of Contents	F-7

  For the years ended December 31, 2013 and 2012, no income has been generated. Therefore, no provision for income taxes has been made.

  note 2 – CREDIT CARD PAYABLe

  The Company has a revolving credit with American Express for short-term working capital. The credit card payable balance at December 31, 2013 totaled $35,879. The card was issued in June 2013.

  NOTE 3 – LITIGATION MATTERS

  The Company is a party to a legal action subject to potential claims arising in the ordinary course of business filed by American Express in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida.

  This litigation is in its early stages and Perko Worldwide Corp has filed an answer to the Complaint. Due to the nature of this litigation and its early stages, the Company is unable to determine the amount of loss, if any, it may sustain.

  note 4 – Certificate of amendment

  On September 20, 2013 the Company filed a Certificate of Amendment which amended their Certificate of Incorporation, article number four. This amendment increased the total number of shares which the corporation is authorized to issue 75,000,000 shares of common stock and set the par value per share of common stock at $1 par value per share. In addition, the par value per share on the preferred stock was set at $.01 par value per share. The total number of preferred shares remained at 10,000,000 shares available to issue.

  note 5 – fair value of financial instruments

  Substantially all of the Company’s current assets and liabilities are considered financial instruments. These assets and liabilities are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instrument. Other financial instruments consist of long-term obligations. The fair value of long-term obligations is estimated based on current interest rates offered to the Company for obligations with similar remaining maturities. The recorded value of these financial instruments approximated fair value at December 31, 2013 and 2012.

  The carrying amount of financial instruments carried at cost, including cash and cash equivalents, credit card payable and other liabilities approximate their fair value due to the short-term maturities of such instruments.

  note 6 – intangible assets

  The Company obtained and filed a patent which became final in March 2006. The Company considers this patent to be intellectual property which is to be amortized over 20 years, the minimum term of protection available for patents.

Table of Contents	F-8

	2013	2012
Intangible assets	$402,000	$402,000
Less: accumulated amortization	(155,775)	(135,675)
Net intangible assets	$246,225	$266,325

Future amortization expense: Year ended December 31,
2014	$20,100
2015	$20,100
2016	$20,100
2017	$20,100
2018	$20,100

  note 7 – subsequent events

  Date of management review – The Company has evaluated subsequent events through October 3, 2014, the date of which the financial statements were available to be issued.

  On July 25, 2014, the Company filed a Certificate of Amendment which amended their Certificate of Incorporation, article number four. This amendment increased the total number of shares which the corporation is authorized to issue 125,000,000 shares of common stock and set the par value per share of common stock at $1 par value per share. In addition, the par value per share on the preferred stock was set at $.01 par value per share. The total number of preferred shares remained at 10,000,000 shares available to issue.

Table of Contents	F-9

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  U.S. Securities and Exchange Commission

  Washington, DC 20549

  Ladies and Gentlemen:

  We hereby consent to the incorporation and use in this Registration Statement of Perko Worldwide Corp (a Development Stage Company) on Form S-1 of our audit report, dated October 3, 2014, relating to the accompanying audited financial statements (and related statements included there in) as of December 31, 2013 and 2012 and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013 and the period from January 1, 2007 through December 31, 2013, which appear in such Registration Statement

  Fountain Valley, California

  October 3, 2014

Table of Contents	F-10

  PERKO WORLDWIDE CORP.

  (A Development Stage Company)

  Independent Auditor’s Report and

  Financial Statements

  March 31, 2014 and 2013

  PERKO WORLDWIDE CORP.

  (A Development Stage Company)

Page

Independent Accountant’s Report	II-2

  FINANCIAL STATEMENTS as of and

  FOR THE THREE MONTHS ENDED MARCH 31, 2014 and 2013

Condensed Balance Sheets	II-3

Condensed Statements of Income	II-4

Condensed Statements of Changes in Stockholders’ Equity	II-5

Condensed Statements of Cash Flows	II-6

Notes to Financial Statements	II-7 to II-8

Consent of Independent Registered Public Accounting Firm	II-9

Table of Contents	II-1

  INDEPENDENT ACCOUNTANT’S REVIEW REPORT

  To the Board of Directors of

  Perko Worldwide Corp

  We have reviewed the accompanying condensed balance sheets of Perko Worldwide Corp (a Development Stage Company) as of September 30, 2014 and 2013, and the related statements of income and retained earnings and cash flows for the nine-months periods then ended.  These interim financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles

  Fountain Valley, California

  October 14, 2014

Table of Contents	II-2

P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Balance Sheets

	(Unaudited)		(Audited)
	Nine Months Ended-September 30,		Year Ended
	2014	2013	Dec 31, 2013
ASSETS

Cash	$10,806	$1,575	$119

Intangibles
Patent	402,000	402,000	402,000
Less: Accumulated amortization	(170,850)	(150,750)	(155,775)
Total intangibles	231,150	251,250	246,225

Total assets	$241,956	$252,825	$246,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Credit card payable	$35,829	$35,523	$35,879
Due to shareholder	—	—	5,700
Total liabilities	35,829	35,523	41,579

Stockholders' Equity
Common stock
Authorized - 125,000,000 shares
Issued and outstanding - 86,180,700 shares	134,650	60,050	66,050
Preferred stock
Authorized - 10,000,000 shares
Issued and outstanding - 7,000,000 shares	—	—	—
Additional paid-in capital	567,700	549,500	549,500
Retained earnings (deficit)	(496,223)	(392,248)	(410,785)
Total stockholders' equity	206,127	217,302	204,765

Total liabilities and stockholders' equity	$241,956	$252,825	$246,344

  See independent accountant's review report and accompanying notes to financial statements.

Table of Contents	II-3

P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Statements of Income

	(Unaudited)
	Nine months ended-September 30,
	2014	2013

Revenues	$—	$—

Operating expenses:
Professional fees	25,006	60,200
Amortization	15,075	15,075
Salaries & Wages	21,939	2,863
Licenses and permits	10,000	—
General and admin expenses	11,984	1,912
Advertising	—	2,786
Automobile expenses	1,434	1,900
Travel expenses	—	1,700
Total operating expenses	85,438	86,436
Loss from operations	(85,438)	(86,436)
Total loss before income taxes	(85,438)	(86,436)
Provision for Income Taxes	—	—
Net loss	$(85,438)	$(86,436)

  See independent accountant's review report and accompanying notes to financial statements.

Table of Contents	II-4

P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Statement of Changes in Stockholders' Equity
					Additional	Retained	Total
	Common Stock		Preferred Stock		Paid-in	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity

Balance at December 31, 2012	22,425,000	$8,500	7,000,000	$—	$549,000	$(305,812)	$251,688
Net loss	—	—	—	—	—	(86,436)	(86,436)
Contributions					500		500
Common stock issued for cash,
no par value per share	515,500	51,550	—	—	—	—	51,550
Common stock issued for services,
no par value per share	21,903,000	—	—	—	—	—	—
Balance at September 30, 2013	44,843,500	$60,050	7,000,000	$—	$549,500	$(392,248)	$217,302

Balance at December 31, 2013	44,883,500	$66,050	7,000,000	$—	$549,500	$(410,785)	$204,765
Net loss	—	—	—	—	—	(85,438)	(85,438)
Contributions	—	—	—	—	18,200	—	18,200
Common stock issued for cash,
no par value per share	686,000	68,600	—	—	—	—	68,600
Common stock issued for services,
no par value per share	40,603,700	—	—	—	—	—	—
Balance at September 30, 2014	86,173,200	$134,650	7,000,000	$—	$567,700	$(496,223)	$206,127

  See independent accountant's review report and accompanying notes to financial statements.

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P E R K O W O R L D W I D E C O R P
(A D E V E L O P M E N T S T A G E C O M P A N Y)
Condensed Statements of Cash Flows

	(Unaudited)
	Nine months ended-September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(85,438)	$(86,436)
Adjustments to reconcile net loss to
net cash provided by (used for) operations:
Amortization expense	15,075	15,075
Increase (decrease) in credit card payable	(50)	35,523
Net cash provided (used) by operating activities	(70,413)	(35,838)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in Due to stockholder	(5,700)	(17,137)
Contributions	18,200	500
Issuance of common stock	68,600	51,550
Net cash provided (used) by financing activities	81,100	34,913

NET INCREASE (DECREASE) IN CASH	10,687	(925)

CASH - beginning of year	119	2,500

CASH - end of year	$10,806	$1,575

  See independent accountant's review report and accompanying notes to financial statements.

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  note 1 - summary of significant accounting policies

  The summary of significant accounting policies of Perko Worldwide Corp (the Company) is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

  History and organization – Perko Worldwide Corp was incorporated in Delaware on June 3, 2003 and maintains its corporate office in Fort Lauderdale, Florida. The Company was organized for the purpose of developing and building a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel in logistics, cargo shipping, and international travel in decades and is looking to truly change the way business moves freight around the world. As of March 31, 2014, operations have not commenced.

  Basis of presentation – The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, the unaudited condensed financial statements include all adjustments of a normal recurring nature necessary for a fair presentation of the Company’s condensed financial position and changes in stockholders’ equity as of September 30, 2014, as well as condensed results of operations and condensed cash flows for the nine months ended September 30, 2014 and 2013.

  The balance sheet at December 31, 2013 has been derived from the audited condensed financial statements of the Company at that date but does not include all of information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

  The accompanying unaudited condensed financial statements should be read in conjunction with the audited condensed financial statements and accompanying notes for the year ended December 31, 2013. Results for the nine months ended September 30, 2014 are not necessarily indicative of results that may be expected for the ending December 31, 2014.

  Basis of accounting – The accompanying financial statements have been prepared on the accrual method of accounting in accordance with Generally Accepted Accounting Principles.

  Cash and cash equivalents – For purposes of the statement of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

  Use of estimates – Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, and the reported expenses during the reporting period. Actual results could vary from the estimates that were used.

  Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. The most sensitive estimates affecting the financial statements was the Management’s estimate of the useful lives of intangible assets is based on the length of time it is believed that those assets will provide some economic benefit in the future.

  Intangibles – The Company accounts for intangible assets in accordance with generally accepted accounting principles. Under generally accepted accounting principles, intangible assets with estimated useful lives are amortized over their respective estimated useful life and periodically tested for impairment. Patents are being amortized over 20 years under the straight-line method, the term of protection available which gives the Company exclusive rights to use the intellectual property for a minimum of twenty years.

  Income taxes – The Company accounts for income taxes in accordance with generally accepted accounting principles which requires the use of the liability method of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s taxable income for Federal and State income tax reporting purposes.

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  The Company has adopted FASB ASC 740-10-25, Accounting for Uncertainty in Income Taxes. The Company will record a liability for uncertain tax positions when it is more likely than not that a tax position would not be sustained if examined by the taxing authority. The Company continually evaluates expiring statues of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures.

  The Company’s income tax filings are subject to examination by the appropriate tax jurisdictions. As of December 31, 2013, the Company’s federal and state tax returns generally remain open for the last three years.

  For the nine months ended September 30, 2014 and 2013, no income has been generated. Therefore, no provision for income taxes has been made.

  note 2 – fair value of financial instruments

  Substantially all of the Company’s current assets and liabilities are considered financial instruments. These assets and liabilities are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instrument. The recorded value of these financial instruments approximated fair value at September 30, 2014 and 2013.

  The carrying amount of financial instruments carried at cost, including cash and cash equivalents, credit card payable and other liabilities approximate their fair value due to the short-term maturities of such instruments.

  note 3 – credit card payable

  The Company has a revolving credit with American Express for short-term working capital. The credit card balance at September 30, 2014 and 2013 totaled $35,829 and $35,523 respectively.

  note 4 – intangible assets

  The Company obtained and filed a patent which became final in March 2006. The Company considers this patent to be intellectual property which is to be amortized over 20 years, the minimum term of protection available for patents.

	2014	2013
Intangible assets	$402,000	$402,000
Less: accumulated amortization	(170,850)	(150,750)
Net intangible assets	$231,150	$251,250

Future amortization expense: Year ended December 31,
2014	$20,100
2015	$20,100
2016	$20,100
2017	$20,100
2018	$20,100

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  note 5 – Certificate of amendment

  On July 25, 2014, the Company filed a Certificate of Amendment which amended their Certificate of Incorporation, article number four. This amendment increased the total number of shares which the corporation is authorized to issue 125,000,000 shares of common stock and set the par value per share of common stock at $1 par value per share. In addition, the par value per share on the preferred stock was set at $.01 par value per share. The total number of preferred shares remained at 10,000,000 shares available to issue.

  note 6 – LITIGATION MATTERs

  The Company is a party to a legal action subject to potential claims arising in the ordinary course of business filed by American Express in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida.

  This litigation is in its early stages and Perko Worldwide Corp has filed an answer to the Complaint. Due to the nature of this litigation and its early stages, the Company is unable to determine the amount of loss, if any, it may sustain.

  note 7 – subsequent events

  Date of management review – The Company has evaluated subsequent events through October 14, 2014, the date of which the financial statements were available to be issued.

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  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  U.S. Securities and Exchange Commission

  Washington, DC 20549

  Ladies and Gentlemen:

  We hereby consent to the incorporation and use in this Registration Statement of Perko Worldwide Corp (a Development Stage Company) on Form S-1 of our review report, dated October 14, 2014, relating to the accompanying unaudited financial statements (and related statements included there in) as of September 30, 2014 and 2013 and the related statements of income, stockholders’ equity and cash flows for each of the nine-months period ended September 30, 2014 and 2013, which appear in such Registration Statement.

  August 14, 2014

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  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by the Registrant.

Item	Amount
SEC registration fee	$10256
Legal fees and expenses	11250
Accounting fees and expenses	17750
Printing fees and expenses	7500
Transfer agent and registrar fees	1000
Miscellaneous fees and expenses	0

Total	$47756

  Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

  Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

  In addition, we have entered into indemnification agreements with our directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought.

  Item 15. Recent Sales of Unregistered Securities

  During the last three years, the Registrant made sales of the following unregistered securities:

  Common Stock Issuances

  On March 22, 2012, we issued 1,400,000 shares to Neil McCoun as payment for animation services rendered.

  On February 17, 2013, we sold 110,500 shares to Daniel J & Carol Katz at the purchase price of 10 cents per share.

  On April 3, 2013 we sold 10,000 shares to Sean M. McCrae at the purchase price of 10 cents per share.

  On April 21, 2013 we sold 10,000 shares to Marc Adam Stanions at the purchase price of 10 cents per share.

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  On April 24, 2013, we sold 35,000 shares to Daniel Beaucage at the purchase price of 10 cents per share.

  On May 15, 2013, we sold 40,000 shares to Timothy Katz at the purchase price of 10 cents per share.

  On May 16, 2013, we sold 17,500 shares to James Lee Mariotti at the purchase price of 10 cents per share.

  On May 16, 2013, we sold 15,000 shares to Dorothy J. Mariotti at the purchase price of 10 cents per share.

  On May 16, 2013, we sold 10,000 shares to Kristina Marissa Mariotti at the purchase price of 10 cents per share.

  On May 16, 2013, we sold 10,000 shares to Sara Nicole Mariotti at the purchase price of 10 cents per share.

  On June 3, 2013, we sold 3,000 to Vicki Hawkins at the purchase price of 10 cents per share.

  On June 3, 2013, we sold 10, 000 to Susan Y. Katz at the purchase price of 10 cents per share.

  On June 11, 2013, we issued 1,000,000 shares to Rick Plontnikoff of THE IPO CENTER as payment for services rendered.

  On June 13, 2013, we sold 5,000 shares to Lorin Vanwie at the purchase price of 10 cents per share.

  On June 13, 2013, we sold 5,000 shares to Jennifer Vanwie at the purchase price of 10 cents per share.

  On June 13, 2013, we sold 5,000 shares to Joseph Katz at the purchase price of 10 cents per share.

  On June 15, 2013, we sold 5,000 shares to Joseph E. Katz at the purchase price of 10 cents per share.

  On June 15, 2013, we sold 5,000 shares to Rachel W. Katz at the purchase price of 10 cents per share.

  On June 15, 2013, we sold 5,000 shares to Peter Kenneth Katz at the purchase price of 10 cents per share.

  On June 21, 2013, we issued 500,000 shares to L Paul Zankich, member of Perko Worldwide’s Board of Directors.

  On June 21, 2013, we issued 30,000 shares to Allen G. Reid as payment for services rendered.

  On June 26, 2013, we sold 7,500 shares to Verna Stanek at the purchase price of 10 cents per share.

  On June 29, 2013, we sold 50,000 shares to Barbara M. Monza and Chuck Kougher at the purchase price of 10 cents per share.

  On July 6, 2013, we sold 10,000 shares to David Buechel at the purchase price of 10 cents per share.

  On September 17, 2013, we sold 5,000 shares to Austin M. Beaucage at the purchase price of 10 cents per share.

  On October 28, 2013, we sold 100,000 shares to Henry A. Longo at the purchase price of 10 cents per share.

  On January 15, 2014, we issued 2,250 shares to Star Foutch – Lilly as payment for services rendered.

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  On May 15, 2014, we sold 5,000 shares to Bradley and Gloria Bennet at the purchase price of 10 cents per share.

  On May 30, 2014, we sold 10,000 shares to Mike DiFederico and Valerie DiFederico at the purchase price of 10 cents per share.

  On June 7, 2014, we issued 10,000 shares to Kris Flasher as payment for services rendered.

  On June 10, 2014, we sold 5,000 shares to Deborah Buccieri at the purchase price of 10 cents per share.

  On June 14, 2014, we sold 20,800 shares to Francis Giachinta at the purchase price of 10 cents per share.

  On June 17, 2014, we sold 12,000 shares to Nick Jimenez at the purchase price of 10 cents per share.

  On June 22, 2014, we sold 500 shares to Briana Lobascio at the purchase price of 10 cents per share.

  On June 27, 2014, we sold 25,000 shares to The Alfanso C. & Mary Alfano Revocable Living Trust at the purchase price of 10 cents per share.

  On June 28, 2014, we sold 7,500 to Vincent Lobascio Jr. at the purchase price of 10 cents per share.

  On June 30, 2014, we sold 360,150 shares to Jerry L. Mayo at the purchase price of 10 cents per share.

  On June 30, 2014, we sold 10,000 shares to Shirley Taylor Driggers at the purchase price of 10 cents per share.

  On July 8, 2014, we sold 10,000 shares to Timothy H. Taylor at the purchase price of 10 cents per share.

  On July 8, 2014, we sold 5,000 shares to Lesley D. Taylor at the purchase price of 10 cents per share.

  On July 8, 2014, we sold 5,000 shares to Mary Tucker at the purchase price of 10 cents per share.

  On July 8, 2014, we sold 5,000 shares to Ronald B. Hardge at the purchase price of 10 cents per share.

  On July 19, 2014, we sold 125,000 shares to A.D.Brown and Julia R. Brown at the purchase price of 20 cents per share.

  On July 22, 2014, we sold 1,000 shares to Joseph Thomas at the purchase price of $1 per share.

  Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

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  Item 16. Exhibits and Financial Statements

  (a) Exhibits

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation

3.2	Bylaws

5.1	Legal Opinion of Keidi S. Carrgington, Esq.

6.1	Cardinal Intellectual Property Valuation Repost

23.1	Consent of CPA, Independent Registered Public Accounting Firm

23.2	Consent of Legal Counsel (contained in Exhibit 5.1)

  (b) Financial Statement Schedules

  Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

  Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this March 5, 2015.

Perko Worldwide Corp

/s/ David E. Perko

David E. Perko
Chairman and Chief Executive Officer

/s/ Jonathan S. Williams
Jonathan S. Williams
Director

/s/ Michelle H. Williams
Michelle H. Williams
Director

/s/ L. Paul Zankich
L. Paul Zankich
Director

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